EXHIBIT 99.1
                                                                    ------------



                                   July, 2003

Dear Shareholders,

This letter provides a brief update on our financial performance through the second quarter of 2003. In response to the requests of a number of shareholders, we have significantly shortened the length of our cover note. But as usual, we have attached the July 17, 2003 news release of our earnings for the quarter ended June 30, 2003 for your information.

HIGHLIGHTS FOR SECOND QUARTER OF 2003

We again achieved record earnings for this quarter while deposit and asset levels also hit new record highs. Here is a summary of our financial results and accomplishments for the three months ending June 30, 2003:

- Net income reached $9.0 million for the quarter ended June 30, 2003, an increase of 43% over the second quarter of 2002;

- On a per share basis, net income totaled $0.49 per diluted common share for the second quarter of 2003, a 32% increase as compared to year ago. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,362,750 additional shares of common stock in mid-2002;

- Return on average equity for the quarter increased to 14.95%, up from 14.75% for the second quarter of 2002;

- Total assets rose to $4.13 billion as of June 30, 2003, an increase of $913 million, or 28%, compared to a year ago;

- Total deposits reached $3.42 billion as of June 30, 2003, an increase of $811 million, or 31%, compared to June 30, 2002;

- Total loans grew to $2.90 billion as of June 30, 2003, an increase of $587 million, or 25%, compared to a year ago;

- In spite of continuing record low interest rates, net interest income totaled $28.3 million, an increase of 16% versus a year ago. Non-interest income totaled $19.1 million, an increase of 39% over the comparable period of 2002. Non-interest income represented 40% of our net revenues (non-interest income plus net interest income) in the second quarter of this year. Our long-term goal is to increase that ratio to 50%;

- Our net overhead ratio, a measure of operating efficiency, improved to 1.16% in the second quarter of 2003 from 1.63% in the prior year quarter;

- Our asset quality remains strong and very manageable. Non-performing assets as a percent of total assets were 0.35%, a slight improvement over year ago levels of 0.37%;

- In April we opened North Shore Community Bank & Trust's beautiful new main facility in Skokie. In addition to adding significantly more space, it contains drive-through banking lanes and safe deposit boxes;

- Construction is well under way on two additional bank facilities--Libertyville Bank & Trust's new South Libertyville facility with drive-through lane facilities and Cary Bank & Trust's (a branch of Crystal Lake Bank & Trust) new main facility with drive-through lanes;

- We have hired a management team and are moving ahead aggressively with the launch of de novo community bank #8, and;

- In June 2003, we announced the signing of an agreement to acquire Advantage National Bancorp, Inc., parent of Advantage National Bank. Advantage National Bank, also a de novo community bank, has locations in Elk Grove Village and Roselle, Illinois, and total assets of $107 million as of June 30, 2003. This provides Wintrust a community bank entry into this important northwest Chicago area corridor.


SUMMARY

In summary, we are very pleased with the continued growth in earnings and assets in the second quarter. We are working diligently to continue our unique growth story while improving our earnings level.


                                  Yours truly,




   John S. Lillard                Edward J. Wehmer              David A. Dykstra
   Chairman                       President & CEO               Sr. EVP & COO


This document contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of Lake Forest Capital Management with Wintrust, difficulties or unanticipated developments related to the pending acquisition of Advantage National Bancorp, Inc., the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

NOTE: THE FOLLOWING NOTICE IS INCLUDED TO MEET CERTAIN LEGAL REQUIREMENTS
-------------------------------------------------------------------------

Wintrust will be filing a registration statement with the Securities and Exchange Commission in connection with its previously announced proposed acquisition of Advantage National Bancorp, Inc. ("Advantage") in a stock merger transaction. Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. The registration statement will include a proxy statement/prospectus that will be sent to the shareholders of Advantage National Bancorp, Inc. seeking their approval of the proposed transaction.

Shareholders of Advantage are advised to read the important information concerning the proposed transaction contained in the proxy statement/prospectus and other documents filed by Wintrust with the Securities and Exchange Commission when they become available. When filed, these documents can be obtained free of charge from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov or upon written request to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or upon written request to Advantage National Bancorp, Inc., Attn: President, 75 East Turner Avenue, Elk Grove Village, Illinois 60007 or by calling (847) 364-0100.

                         WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                              July 17, 2003
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096 Website address: www.wintrust.com

                     WINTRUST FINANCIAL CORPORATION REPORTS
                            SECOND QUARTER EARNINGS;
                       SECOND QUARTER NET EARNINGS UP 43%


     LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced quarterly net income of $9.0 million for the quarter ended June 30, 2003, an increase of $2.7 million, or 43%, over the $6.3 million recorded in the second quarter of 2002. On a per share basis, net income for the second quarter of 2003 totaled $0.49 per diluted common share, a $0.12 per share, or 32%, increase as compared to the 2002 second quarter total of $0.37 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,362,750 additional shares of common stock in June and July of 2002. The return on average equity for the second quarter of 2003 stood at 14.95% versus 14.75% for the second quarter of 2002.

     For the first six months of 2003, net income totaled $17.3 million, or $0.94 per diluted common share, an increase of $4.6 million, or 36%, when compared to $12.7 million, or $0.77 per diluted common share, for the same period in 2002. The results for the first six months of the prior year included pretax income of $1.25 million, or $754,000 after-tax ($0.05 per common diluted share), for a partial settlement related to a non-recurring charge recorded in 2000. Return on average equity for the first six months of 2003 was 14.74% versus 15.85% for the same period of 2002.

     "We are very pleased with the results for the first half of 2003, given the challenging interest rate environment," commented Edward J. Wehmer, President and Chief Executive Officer. "The results reflect our ability to generate growth to offset continued net interest margin pressures. On an annualized basis, loans have grown 27% and deposits 22% since the end of last year."

     Mr. Wehmer added, "So far this year, we strengthened our capital position, developed plans for our 8th de novo bank, announced our first bank acquisition and continued to add experienced customer-oriented brokerage representatives in our banking facilities to bolster our wealth management capabilities. We remain comfortable with the existing range of the analysts' earnings estimate for 2003 of $1.75 to $1.90 per share."

     Wintrust's key operating measures and growth rates for the first six months of 2003 as compared to the prior year period are shown in the table below:

                                                        SIX MONTHS              Six Months
                                                           ENDED                   Ended                % or
                                                         JUNE 30,                June 30,         basis point (bp)
(Dollars in thousands, except per share data)              2003                    2002                Change
-------------------------------------------------   ------------------      -----------------   -------------------
Net income                                            $    17,282               $    12,669               36%
Net income per common share - Diluted                 $      0.94               $      0.77               22%

Net revenue (1)                                       $    91,780               $    73,108               26%
Net interest income                                   $    54,932               $    46,585               18%

Net interest margin (4)                                      3.14%                     3.52%             (38)bp
Core net interest margin (2) (4)                             3.26%                     3.72%             (46)bp
Net overhead ratio (3)                                       1.18%                     1.54%             (36)bp
Return on average assets                                     0.90%                     0.88%               2 bp
Return on average equity                                    14.74%                    15.85%            (111)bp

At end of period
Total assets                                          $ 4,132,394               $ 3,219,400               28%
Total loans                                           $ 2,896,148               $ 2,308,945               25%
Total deposits                                        $ 3,419,946               $ 2,608,507               31%

Book value per common share                           $     14.31               $     12.15               18%
Market price per common share                         $     29.79               $     34.57              (14)%
Common shares outstanding                              17,428,118                16,954,850                3%
-------------------------------------------------------------------------------------------------------------------------

(1)  Net revenue is net interest income plus non-interest income.
(2) Core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets. A lower ratio indicates a higher degree of efficiency.
(4) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.

     On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments
LLC) and Wayne Hummer Asset Management Company (collectively, the "Wayne Hummer Companies"). The Wayne Hummer Companies' results of operations are included only since the effective date of acquisition (February 1, 2002) in Wintrust's results. As of June 30, 2003, approximately $261 million of customers' funds have migrated from the money market mutual fund managed by Wayne Hummer Asset Management Company into insured bank deposits of the Wintrust banks. The introduction of bank and trust products to customers of the Wayne Hummer Companies continues, as well as the referral of banking customers to Wayne Hummer's brokerage operation. We are actively pursuing the placement of brokerage representatives into the markets served by Wintrust banks.

     On February 4, 2003, Wintrust completed the acquisition of Lake Forest Capital Management Company based in Lake Forest, Illinois. Lake Forest Capital Management has been merged into and is operating as a separate division of Wayne Hummer Asset Management Company, Wintrust's existing asset management subsidiary. Lake Forest Capital Management Company's results of operations are included only since the effective date of acquisition (February 1, 2003) in Wintrust's 2003 results. Lake Forest Capital Management Company further expands our wealth management business in the Chicago metropolitan area.

     Subsequent second to quarter-end, Wintrust announced the signing of a definitive agreement to acquire Advantage National Bancorp, Inc. ("Advantage"). Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage began operations in January 2001 and had total assets of approximately $107 million as of June 30, 2003. Subject to approval by regulators, shareholders of Advantage and certain closing conditions, closing is expected to occur in the fourth quarter of 2003.

     Total assets rose to $4.13 billion at June 30, 2003, an increase of $913 million, or 28%, compared to $3.22 billion a year ago, and an increase of $411 million, or 22% on an annualized basis, since December 31, 2002. Total deposits as of June 30, 2003 were $3.42 billion, an increase of $811 million, or 31%, as compared to $2.61 billion at June 30, 2002, and an increase of $331 million, or 22% on an annualized basis, since year-end 2002. Total loans grew to $2.90 billion as of June 30, 2003, a $587 million, or 25%, increase over the $2.31 billion balance as of a year ago, and an increase of $340 million, or 27% on an annualized basis, since December 31, 2002.

     For the second quarter of 2003, net interest income totaled $28.3 million, increasing $3.9 million, or 16%, compared to the second quarter of 2002 and $1.7 million, or 26% on an annualized basis, over the first quarter of 2003. Average earning assets grew $879 million over the second quarter of 2002, a 32% increase. Strong loan growth in the second quarter of 2003 continued to fuel earning asset growth as average loans increased over the first quarter of 2003 by $162 million, or 24% on an annualized basis. The net interest margin for the second quarter of 2003 was 3.14%, compared to 3.15% in the first quarter of 2003 and 3.56% in the second quarter of 2002. Net interest income totaled $54.9 million for the first six months of 2003, increasing $8.3 million, or 18%, over the same period in 2002. The net interest margin for the first six months of 2003 was 3.14% compared to 3.52% in 2002.

     Non-interest income totaled $36.8 million for the first six months of 2003, increasing $10.3 million, or 39%, over the same period in 2002 and totaled $19.1 million in the second quarter of 2003, increasing $5.3 million, or 39%, over the second quarter of 2002. The primary contributors to the increase in non-interest income were the additional fees realized from mortgage loans sold and premium income received on covered call option transactions.

     Non-interest expense totaled $59.4 million for the first six months of 2003, increasing $10.8 million, or 22%, over the first six months of 2002 and totaled $30.5 million in the second quarter of 2003, increasing $4.6 million, or 18%, over the second quarter of 2002. The growth in non-interest expense is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the de novo banks, normal annual increases in salaries and increased costs related to employee benefits. The net overhead ratio for the first six months of 2003 improved to 1.18% from 1.54% in the same period last year.

     Non-performing assets totaled $14.5 million, or 0.35% of total assets, at June 30, 2003, compared to the December 31, 2002 level of $12.6 million, or 0.34% of total assets, and the June 30, 2002 level of $11.9 million, or 0.37% of total assets. On July 1, 2003 a customer brought a single credit in the amount of $1.9 million, classified as non-performing at June 30, 2003, into a performing status.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R) (Nasdaq: WTFC). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, Cary, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 32 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.


                                     # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

                                                            THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                 JUNE 30,                             JUNE 30,
                                                     ------------------------------------- -----------------------------------
  (Dollars in thousands, except per share data)             2003               2002              2003              2002
  --------------------------------------------------------------------- ------------------ -----------------------------------
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
  Total assets                                         $ 4,132,394         $ 3,219,400
  Total loans                                            2,896,148           2,308,945
  Total deposits                                         3,419,946           2,608,507
  Long-term debt - trust preferred securities               76,816              51,050
  Total shareholders' equity                               249,399             205,999
  -------------------------------------------------------------------------------------

  SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                  $    28,328         $    24,417        $   54,932        $   46,585
  Net revenue (1)                                           47,433              38,188            91,780            73,108
  Income before taxes                                       14,072               9,799            26,867            19,692
  Net income                                                 9,019               6,307            17,282            12,669
  Net income per common share - Basic                         0.52                0.40              1.00              0.82
  Net income per common share - Diluted                       0.49                0.37              0.94              0.77
  ----------------------------------------------------------------------------------------------------------------------------

  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
  Net interest margin (5)                                     3.14%               3.56%             3.14%             3.52%
  Core net interest margin (2) (5)                            3.26                3.74              3.26              3.72
  Non-interest income to average assets                       1.93                1.85              1.92              1.85
  Non-interest expense to average assets                      3.08                3.47              3.10              3.38
  Net overhead ratio (3)                                      1.16                1.63              1.18              1.54
  Efficiency ratio (4) (5)                                   64.30               67.61             64.86             65.96
  Return on average assets                                    0.91                0.85              0.90              0.88
  Return on average equity                                   14.95               14.75             14.74             15.85

  Average total assets                                 $ 3,971,542         $ 2,992,133        $3,866,918        $2,897,465
  Average total shareholders' equity                       241,944             171,469           236,466           161,161
  Average loans to average deposits ratio                     86.6%               90.8%             86.1%             90.4%
  ----------------------------------------------------------------------------------------------------------------------------

  Common Share Data at end of period:
  Market price per common share                        $     29.79         $     34.57
  Book value per common share                          $     14.31         $     12.15
  Common shares outstanding                             17,428,118          16,954,850

  Other Data at end of period:
  Allowance for loan losses                            $    21,310         $    16,009
  Non-performing assets                                $    14,545         $    11,921
  Allowance for loan losses to total loans                    0.74%               0.69%
  Non-performing assets to total assets                       0.35%               0.37%
  Number of:
    Bank subsidiaries                                            7                   7
    Non-bank subsidiaries                                        7                   7
    Banking offices                                             32                  31
  ----------------------------------------------------------------------------------------------------------------------------

  (1) Net revenue is net interest income plus non-interest income.
  (2) The core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
  (3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets. A lower ratio indicates a higher degree of efficiency
  (4) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
  (5) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION


                                                                             (UNAUDITED)                        (Unaudited)
                                                                               JUNE 30,       December 31,        June 30,
  (In thousands)                                                                2003              2002              2002
  ----------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and due from banks                                                   $  123,439        $  105,671         $   60,055
  Federal funds sold and securities purchased under resale agreements          223,142           151,251            198,089
  Interest-bearing deposits with banks                                           5,748             4,418                543
  Available-for-sale securities, at fair value                                 508,289           547,679            380,833
  Trading account securities                                                     4,913             5,558              4,618
  Brokerage customer receivables                                                34,457            37,592             68,844
  Mortgage loans held-for-sale                                                  84,643            90,446             27,735
  Loans, net of unearned income                                              2,896,148         2,556,086          2,308,945
      Less: Allowance for loan losses                                           21,310            18,390             16,009
  ----------------------------------------------------------------------------------------------------------------------------
      Net loans                                                              2,874,838         2,537,696          2,292,936
  Premises and equipment, net                                                  141,488           118,961            109,509
  Accrued interest receivable and other assets                                  99,193            95,852             49,775
  Goodwill                                                                      29,835            25,266             25,091
  Other intangible assets                                                        2,409             1,165              1,372
  ----------------------------------------------------------------------------------------------------------------------------
      Total assets                                                          $4,132,394        $3,721,555         $3,219,400
  ----------------------------------------------------------------------------------------------------------------------------


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                                    $  317,104        $  305,540         $  257,298
    Interest bearing                                                         3,102,842         2,783,584          2,351,209
  ----------------------------------------------------------------------------------------------------------------------------
      Total  deposits                                                        3,419,946         3,089,124          2,608,507

  Notes payable                                                                 26,000            44,025             58,650
  Federal Home Loan Bank advances                                              140,000           140,000            140,000
  Subordinated notes                                                            50,000            25,000                 --
  Other borrowings                                                              57,439            46,708             71,712
  Long-term debt - trust preferred securities                                   76,816            50,894             51,050
  Accrued interest payable and other liabilities                               112,794            98,802             83,482
  ----------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                      3,882,995         3,494,553          3,013,401
  ----------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Preferred stock                                                                 --                --                 --
    Common stock                                                                17,428            17,216             16,955
    Surplus                                                                    158,597           153,614            147,616
    Common stock warrants                                                        1,030                81                 96
    Retained earnings                                                           72,861            56,967             42,789
    Accumulated other comprehensive loss                                          (517)             (876)            (1,457)
  ----------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                               249,399           227,002            205,999
  ----------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                            $4,132,394        $3,721,555         $3,219,400
  ----------------------------------------------------------------------------------------------------------------------------

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                            JUNE 30,                       JUNE 30,
                                                                 --------------------------------------------------------------
  (In thousands, except per share data)                                2003           2002            2003          2002
  -----------------------------------------------------------------------------------------------------------------------------

  INTEREST INCOME
    Interest and fees on loans                                          $42,238        $38,366         $82,829        $75,027
    Interest bearing deposits with banks                                     28              5              57              8
    Federal funds sold and securities purchased under resale
    agreements                                                            1,080            205           1,469            498
    Securities                                                            5,534          5,211          11,369          9,711
    Trading account securities                                               46             56              84             80
    Brokerage customer receivables                                          339            695             696          1,185
  -----------------------------------------------------------------------------------------------------------------------------
     Total interest income                                               49,265         44,538          96,504         86,509
  -----------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
    Interest on deposits                                                 17,013         16,585          34,115         33,260
    Interest on Federal Home Loan Bank advances                           1,473          1,078           2,930          1,975
    Interest on subordinated notes                                          625             --           1,069            --
    Interest on notes payable and other borrowings                          671          1,170           1,375          2,113
    Interest on long-term debt - trust preferred securities               1,155          1,288           2,083          2,576
  -----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                              20,937         20,121          41,572         39,924
  -----------------------------------------------------------------------------------------------------------------------------
  NET INTEREST INCOME                                                    28,328         24,417          54,932         46,585
  Provision for loan losses                                               2,852          2,483           5,493          4,831
  -----------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                    25,476         21,934          49,439         41,754
  -----------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST INCOME
    Wealth management fees                                                7,002          7,431          12,953         12,001
    Fees on mortgage loans sold                                           4,544          1,934           9,142          3,951
    Service charges on deposit accounts                                     867            753           1,722          1,491
    Gain on sale of premium finance receivables                           1,108            828           2,270          1,594
    Administrative services revenue                                       1,068            931           2,159          1,753
    Net available-for-sale securities gains (losses)                        220             62            606             (153)
    Other                                                                 4,296          1,832           7,996          5,886
  -----------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                           19,105         13,771          36,848         26,523
  -----------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST EXPENSE
    Salaries and employee benefits                                       18,265         15,400          35,715         28,762
    Equipment expense                                                     1,916          1,796           3,758          3,526
    Occupancy, net                                                        1,887          1,609           3,785          3,153
    Data processing                                                       1,026          1,042           2,079          2,056
    Advertising and marketing                                               504            533           1,043          1,057
    Professional fees                                                       922            685           1,704          1,296
    Amortization of other intangible assets                                 159            100             298            117
    Other                                                                 5,830          4,741          11,038          8,618
  -----------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                          30,509         25,906          59,420         48,585
  -----------------------------------------------------------------------------------------------------------------------------
  Income before taxes                                                    14,072          9,799          26,867         19,692
  Income tax expense                                                      5,053          3,492           9,585          7,023
  -----------------------------------------------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                            $ 9,019        $ 6,307         $17,282        $12,669
  -----------------------------------------------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - BASIC                                   $  0.52        $  0.40         $  1.00        $  0.82
  -----------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - DILUTED                                 $  0.49        $  0.37         $  0.94        $  0.77
  -----------------------------------------------------------------------------------------------------------------------------
  CASH DIVIDENDS DECLARED PER COMMON SHARE                              $  0.00        $  0.00         $  0.08        $  0.06
  -----------------------------------------------------------------------------------------------------------------------------
  Weighted average common shares outstanding                             17,411         15,948          17,360         15,513
  Dilutive potential common shares                                        1,106          1,080           1,113          1,013
  -----------------------------------------------------------------------------------------------------------------------------
  Average common shares and dilutive common shares                       18,517         17,028          18,473         16,526
  -----------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles ("GAAP"), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company's performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company's financial information a more accurate view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company's operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three and six-month periods ended June 30, 2003 and 2002.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis ("FTE"). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company's efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company's Long-term Debt - Trust Preferred Securities ("Core Net Interest Margin".) Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

                                                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                                JUNE 30,                      JUNE 30,
                                                                     ------------------------------------------------------------
  (Dollars in thousands)                                                 2003            2002           2003           2002
---------------------------------------------------------------------------------------------------------------------------------
(A) INTEREST INCOME (GAAP)                                             $49,265         $44,538        $96,504        $86,509
  Taxable-equivalent adjustment - Loans                                    124             168            265            356
  Taxable-equivalent adjustment - Liquidity management assets               73              23            134             43
  Taxable-equivalent adjustment - Other earning assets                      39              --             39             --
                                                                       -------         -------        -------        -------
  Interest income - FTE                                                $49,501         $44,729        $96,942        $86,908
(B) INTEREST EXPENSE (GAAP)                                             20,937          20,121         41,572         39,924
                                                                       -------         -------        -------        -------
  Net interest income - FTE                                            $28,564         $24,608        $55,370        $46,984
                                                                       -------         -------        -------        -------
(C) NET INTEREST INCOME (GAAP)   (A MINUS B)                           $28,328         $24,417        $54,932        $46,585

  Net interest income - FTE                                            $28,564         $24,608        $55,370        $46,984
  Add: Interest expense on long-term debt - trust preferred
  securities                                                             1,155           1,288          2,083          2,576
                                                                       -------         -------        -------        -------
  Core net interest income - FTE (1)                                   $29,719         $25,896        $57,453        $49,560
                                                                       -------         -------        -------        -------
(D) NET INTEREST MARGIN (GAAP)                                            3.11%           3.53%          3.12%          3.49%
  Net interest margin - FTE                                               3.14%           3.56%          3.14%          3.52%
  Core net interest margin - FTE (1)                                      3.26%           3.74%          3.26%          3.72%

(E) EFFICIENCY RATIO (GAAP)                                              64.62%          67.95%         65.17%         66.32%
  Efficiency ratio - FTE                                                 64.30%          67.61%         64.86%         65.96%
---------------------------------------------------------------------------------------------------------------------------------

(1) Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

                                                                                                  % Growth       % Growth
                                                                                                     from           from
                                             JUNE 30,         December 31,       June 30,          June 30,      December 31,
  (Dollars in thousands)                       2003               2002             2002              2002         2002 (1)
---------------------------------------------------------   ----------------- ----------------  -------------------------------
  BALANCE:
  Commercial and commercial real estate     $1,458,566          $1,320,598       $1,134,082           28.6 %         21.1 %
  Home equity                                  412,787             365,521          318,397           29.6           26.1
  Residential real estate                      140,365             156,213          138,595            1.3          (20.5)
  Premium finance receivables                  625,840             461,614          459,558           36.2           71.7
  Indirect auto loans                          167,198             178,234          183,855           (9.1)         (12.5)
  Tricom finance receivables                    24,062              21,048           19,228           25.1           28.9
  Other loans                                   67,330              52,858           55,230           21.9 %         55.2
                                            ----------          ----------       ----------           ----           ----
    Total loans, net of unearned income     $2,896,148          $2,556,086       $2,308,945           25.4           26.8 %
                                            ----------          ----------       ----------           ----           ----

  MIX:
  Commercial and commercial real estate             50%                 52%              49%
  Home equity                                       14                  14               14
  Residential real estate                            5                   6                6
  Premium finance receivables                       22                  18               20
  Indirect auto loans                                6                   7                8
  Tricom finance receivables                         1                   1                1
  Other loans                                        2                   2                2
                                            ----------          ----------       ----------
    Total loans, net of unearned income            100%                100%             100%
                                            ----------          ----------       ----------

(1)  Annualized


DEPOSITS

                                                                                                  % Growth       % Growth
                                                                                                     from           from
                                             JUNE 30,         December 31,       June 30,          June 30,      December 31,
  (Dollars in thousands)                       2003               2002             2002              2002         2002 (1)
---------------------------------------------------------   ----------------- ----------------  -------------------------------
  BALANCE:
   Non-interest bearing                     $  317,104          $  305,540       $  257,298           23.2%           7.6%
   NOW                                         393,462             354,499          292,370           34.6           22.2
   NOW - Brokerage customer deposits           261,475             231,700           97,531          168.1           25.9
   Money market                                435,830             399,441          356,352           22.3           18.4
   Savings                                     161,116             147,669          133,110           21.0           18.4
   Time certificate of deposits              1,850,959           1,650,275        1,471,846           25.8           24.5
                                            ----------          ----------       ----------          -----           ----
    Total deposits                          $3,419,946          $3,089,124       $2,608,507           31.1%          21.6%
                                            ----------          ----------       ----------          -----           ----
  MIX:
   Non-interest bearing                              9%                 10%              10%
   NOW                                              11                  11               11
   NOW - Brokerage customer deposits                 8                   8                4
   Money market                                     13                  13               14
   Savings                                           5                   5                5
   Time certificate of deposits                     54                  53               56
                                            ----------          ----------       ----------
    Total deposits                                 100%                100%             100%
                                            ----------          ----------       ----------

  (1) Annualized

As part of its strategy for integrating its February 2002 acquisition of the Wayne Hummer Companies, Wintrust sought to attempt to attract funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in loan production of the affiliate banks as well as other investments suitable for banks. As of June 30, 2003, approximately $261 million had migrated into insured bank deposits at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds.

NET INTEREST INCOME

The following table presents a summary of Wintrust's average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended June 30, 2003 and 2002:

                                                      FOR THE THREE MONTHS ENDED               For the Three Months Ended
                                                            JUNE 30, 2003                            June 30, 2002

                                               ----------------------------------------------------------------------------------
(Dollars in thousands)                             AVERAGE         INTEREST      RATE         Average       Interest      Rate
                                               ----------------------------------------------------------------------------------

Liquidity management assets (1) (2) (8)             $  756,598      $ 6,715     3.56 %        $  484,483      $ 5,444    4.51 %
Other earning assets (3)                                40,162          424     4.23              71,100          751    4.24
Loans, net of unearned income (2) (4) (8)            2,856,728       42,362     5.95           2,218,968       38,534    6.97
                                               ----------------------------------------  ----------------------------------------
   Total earning assets (8)                         $3,653,488      $49,501     5.43 %        $2,774,551      $44,729    6.47 %
                                               ----------------------------------------  ----------------------------------------

Interest-bearing deposits                           $2,988,099      $17,013     2.28 %        $2,203,247      $16,585    3.02 %
Federal Home Loan Bank advances                        140,000        1,473     4.22             104,938        1,078    4.12
Notes payable and other borrowings                      91,433          671     2.94             164,587        1,170    2.85
Subordinated notes                                      42,033          625     5.88                  --           --      --
Long-term debt - trust preferred securities             70,830        1,155     6.52              51,050        1,288   10.09
                                               ----------------------------------------  ----------------------------------------
   Total interest-bearing liabilities               $3,332,395      $20,937     2.52 %        $2,523,822      $20,121    3.20 %
                                               ----------------------------------------  ----------------------------------------

Interest rate spread (5) (8)                                                    2.91%                                    3.27 %
Net free funds/contribution (6)                     $  321,093                  0.23%         $  250,729                 0.29 %
                                               ----------------            ------------  ---------------               ----------
Net interest income/Net interest margin (8)                         $28,564     3.14 %                        $24,608    3.56 %
                                                               -------------------------                --------------
                                                                                                                       ----------
Core net interest margin (7) (8)                                                3.26 %                                   3.74 %
                                                                           -------------                               ----------
-------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended June 30, 2003 and 2002 were $236,000 and $191,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities. (4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans. (5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(8) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.


Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2003 totaled $28.6 million, an increase of $4.0 million, or 16%, as compared to the $24.6 million recorded in the same quarter of 2002. Average loans in the second quarter of 2003 increased $638 million, or 29%, over the second quarter of 2002.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2003 the net interest margin was 3.14%, a decrease of 42 basis points when compared to the net interest margin of 3.56% in the prior year second quarter and was essentially unchanged compared to the net interest margin of 3.15% in the first quarter of 2003. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.26% for the second quarter of 2003, and decreased 48 basis points when compared to the prior year second quarter's core net interest margin of 3.74%.

The yield on total earning assets for the second quarter of 2003 was 5.43% as compared to 6.47% in 2002, a decrease of 104 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 78% of total average earning assets. The second quarter 2003 yield on loans was 5.95%, a 102 basis point decrease when compared to the prior year second quarter yield of 6.97%.

The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, rose to 4.06% in the second quarter of 2003 compared to 3.35% in the second quarter of 2002. The increase in the rate paid on total wholesale funding is primarily attributable to two $25 million subordinated debt agreements with an unaffiliated bank that qualify as Tier II regulatory capital that were completed in the fourth quarter of 2002 and the second quarter of 2003, respectively. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

On a year-to-date basis, tax-equivalent net interest income for the period ended June 30, 2003 totaled $55.4 million, an increase of $8.4 million, or 18%, as compared to the $47.0 million recorded in the same period of 2002. The net interest margin was 3.14%, a decrease of 38 basis points when compared to the net interest margin of 3.52% in the prior year period. Year to date average loan growth of $615 million, or 28%, helped offset the decline in interest rate spread over the last 12 months.

The following table presents a summary of Wintrust's average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six-month periods ended June 30, 2003 and 2002:

                                                       FOR THE SIX MONTHS ENDED                 For the Six Months Ended
                                                            JUNE 30, 2003                           June 30, 2002
                                                ---------------------------------------  ----------------------------------------
(Dollars in thousands)                               AVERAGE      INTEREST      RATE            Average       Interest   Rate
                                                ---------------------------------------  ----------------------------------------
Liquidity management assets (1) (2) (8)             $  736,041       $13,029    3.57  %       $  468,103      $10,260    4.42 %
Other earning assets (3)                                40,571           819    4.07              58,082        1,265    4.39
Loans, net of unearned income (2) (4) (8)            2,777,958        83,094    6.03           2,162,593       75,383    7.03
                                                ---------------------------------------  ----------------------------------------
   Total earning assets (8)                         $3,554,570       $96,942    5.50  %       $2,688,778      $86,908    6.52 %
                                                ---------------------------------------  ----------------------------------------

Interest-bearing deposits                           $2,921,536       $34,115    2.35  %       $2,151,117      $33,260    3.12 %
Federal Home Loan Bank advances                        140,000         2,930    4.22              97,735        1,975    4.08
Notes payable and other borrowings                      91,946         1,375    3.02             139,325        2,113    3.06
Subordinated notes                                      33,564         1,069    6.33                  --           --      --
Long-term debt - trust preferred securities             60,917         2,083    6.84              51,050        2,576   10.09
                                                ---------------------------------------  ----------------------------------------
   Total interest-bearing liabilities               $3,247,963       $41,572    2.58  %       $2,439,227      $39,924    3.30 %
                                                ---------------------------------------  ----------------------------------------

Interest rate spread (5) (8)                                                    2.92  %                                  3.22 %
Net free funds/contribution (6)                     $  306,607                  0.22  %       $  249,551                 0.30 %
                                                --------------              -----------  ---------------               --------
Net interest income/Net interest margin (8)                          $55,370    3.14  %                       $46,984    3.52 %
                                                                -----------------------                       -----------------
Core net interest margin (7) (8)                                                3.26  %                                  3.72 %
                                                                            -----------                                --------
--------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2003 and 2002 were $438,000 and $399,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities. (4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans. (5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(8) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.

NON-INTEREST INCOME

For the second quarter of 2003, non-interest income totaled $19.1 million and increased $5.3 million over the prior year second quarter. The increase in non-interest income is primarily a result of an increase in fees on mortgage loans sold and premium income from covered call option transactions. Non-interest income as a percentage of net revenue increased to 40% in the second quarter of 2003, up from 36% in the second quarter of 2002.

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies (including the recently acquired Lake Forest Capital Management Company). Wealth management fees totaled $7.0 million in the second quarter of 2003, a $429,000 decrease from the $7.4 million recorded in the second quarter of 2002. However, wealth management fees increased $1.1 million when compared to the first quarter of 2003. The substantial decline in the market values of securities managed and client trading activity in the last 12 months more than offset the impact of the addition of Lake Forest Capital Management Company and new business development.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended June 30, 2003, these fees totaled $4.5 million, an increase of $2.6 million, or 135%, from the prior year second quarter. Although these fees are a continuous source of revenue, these fees continue to benefit from high levels of mortgage origination volumes, particularly refinancing activity caused by the low level of mortgage interest rates. Management anticipates that the level of refinancing activity may taper off during the later half of 2003, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $867,000 for the second quarter of 2003, an increase of $114,000, or 15%, when compared to the same quarter of 2002. This increase was mainly due to a larger deposit base and a greater number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the second quarter of 2003 and recognized gains of $1.1 million related to this activity, compared with $828,000 of recognized gains in the second quarter of 2002. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the second quarter of 2003, the ratio was approximately 87%. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the second quarter of 2003, an increase of $137,000 from the second quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue increase over the second quarter of 2002 is primarily attributable to the acquisition of a competitor's customer base in early January 2003. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the second quarter of 2003 totaled $4.3 million and increased $2.5 million, or 135%, from the prior year quarterly total of $1.8 million. This is attributable to a $1.8 million increase in premium income from certain covered call option transactions and an increase of $559,000 in the value of Bank Owned Life Insurance ("BOLI"). The premium income from the covered call option transactions totaled $2.6 million in the second quarter of 2003 compared to $789,000 in the same period of 2002. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company's overall asset/liability management. During the third quarter of 2002, the Company purchased $41.1 million of BOLI. The BOLI policies were purchased to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in the executives' employment contracts. Adjustments to the cash surrender value of the BOLI policies are recorded as non-interest income.

For the first six months of 2003, total non-interest income was $36.8 million and increased $10.3 million, or 39%, when compared to the same period in 2002. The higher level of non-interest income was comprised of increases in fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $5.2 million, wealth management fees of $952,000, recognized gains related to the sale of premium finance receivables to an unrelated third party of $676,000, administrative services revenue contributed by Tricom of $406,000, net securities gains of $759,000, service charges on deposit accounts of $231,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries and higher other miscellaneous sources of revenue totaling $2.1 million. The rise in other miscellaneous sources of revenue was attributable to increases in premium income from certain covered call option transactions of $2.4 million and BOLI revenue of $969,000 offset by $1.25 million for a partial settlement related to a non-recurring charge recorded in 2000 that was collected in the first quarter of 2002.


NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2003 totaled $30.5 million and increased $4.6 million, or 18%, from the second quarter 2002 total of $25.9 million. The increase in non-interest expense, particularly salaries and employee benefits, over the second quarter of 2002, reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, the addition of Lake Forest Capital Management in the first quarter of 2003 and the expansion of the Wayne Hummer Companies.

Salaries and employee benefits totaled $18.3 million for the second quarter of 2003, an increase of $2.9 million, or 19%, as compared to the prior year's second quarter total of $15.4 million. This increase was primarily due to increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, commissions associated with increased mortgage loan origination activity, normal annual increases in salaries and the employee benefit costs and to the salary and benefit costs of Lake Forest Capital Management Company.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other increased by $1.7 million over the prior year second quarter due primarily to the general growth and expansion of the banks and the acquisition of Lake Forest Capital Management Company.

On a year-to-date basis non-interest expense totaled $59.4 million and increased $10.8 million, or 22%, over the first six months of 2002. The increase is predominantly due to a $7.0 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices. Despite balance sheet growth in loans and deposits of 25% and 31%, respectively, Wintrust's net overhead ratio improved from 1.54% for the first six months of 2002 to 1.18% for the comparable period in 2003.

ASSET QUALITY

Allowance for Loan Losses
-------------------------

A reconciliation of the activity in the balance of the allowance for loan losses for the three and six months ended June 30, 2003 and 2002 is shown as follows:

                                                                THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                     JUNE 30,                            JUNE 30,
                                                       --------------------------------  ----------------------------------
(Dollars in thousands)                                       2003             2002             2003               2002
-----------------------------------------------------  ---------------  ---------------  ----------------  ----------------

BALANCE AT BEGINNING OF PERIOD                          $   19,773        $  14,697       $     18,390       $    13,686
PROVISION FOR LOAN LOSSES                                    2,852            2,483              5,493             4,831

CHARGE-OFFS:
   Commercial and commercial real estate loans                 366              178                811               403
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                --               --                 --                --
   Consumer and other loans                                     27               73                130               148
   Premium finance receivables                                 817              977              1,490             1,844
   Indirect automobile loans                                   314              187                530               475
   Tricom finance receivables                                   --                9                 --                 9
                                                       -----------        ---------       ------------       -----------
     Total charge-offs                                       1,524            1,424              2,961             2,879
                                                       -----------        ---------       ------------       -----------

RECOVERIES:
   Commercial and commercial real estate loans                  95              115                138               135
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                13               --                 13                --
   Consumer and other loans                                      1               12                 24                12
   Premium finance receivables                                  58               66                125               129
   Indirect automobile loans                                    42               40                 84                70
   Tricom finance receivables                                   --               20                  4                25
                                                       -----------        ---------       ------------       -----------
     Total recoveries                                          209              253                388               371
                                                       -----------        ---------       ------------       -----------
NET CHARGE-OFFS                                             (1,315)          (1,171)            (2,573)           (2,508)
                                                       -----------        ---------       ------------       -----------
BALANCE AT JUNE 30                                     $    21,310        $  16,009       $     21,310       $    16,009
                                                       -----------        ---------       ------------       -----------

ANNUALIZED NET CHARGE-OFFS (RECOVERIES) AS A PERCENTAGE
   OF  AVERAGE:
   Commercial and commercial real estate loans                0.08   %         0.02   %           0.10   %          0.05  %
   Home equity loans                                            --               --                 --               --
   Residential real estate loans                             (0.02)              --              (0.01)              --
   Consumer and other loans                                   0.18             0.41               0.37              0.44
   Premium finance receivables                                0.52             0.84               0.49              0.82
   Indirect automobile loans                                  0.65             0.32               0.52              0.44
   Tricom finance receivables                                   --            (0.24)             (0.03)            (0.18)
                                                       -----------        ---------       ------------       -----------
     Total loans, net of unearned income                      0.18   %         0.21   %           0.19   %          0.23  %
                                                       -----------        ---------       ------------       -----------

Net charge-offs as a percentage of  the
   provision for loan losses                                 46.11   %        47.16   %          46.84   %         51.91   %
                                                       -----------        ---------       ------------       -----------

Loans at June 30                                                                          $  2,896,148       $ 2,308,945
                                                                                          ------------       -----------
Allowance as a percentage of loans at period-end                                                  0.74   %          0.69   %
                                                                                          ------------       -----------

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.


                                                                     JUNE 30,       March 31,     December 31,        June 30,
(Dollars in thousands)                                                 2003            2003           2002              2002
----------------------------------------------------------------- --------------- -------------- ----------------  ---------------

PAST DUE GREATER THAN 90 DAYS AND STILL ACCRUING:
  Residential real estate and home equity                               $    61        $    13          $    32          $    16
  Commercial, consumer and other                                          2,829          2,053            3,047            1,055
  Premium finance receivables                                             2,673          1,574            2,198            2,141
  Indirect automobile loans                                                 324            399              423              340
  Tricom finance receivables                                                 --             --               --               --
                                                                        --------       -------          -------          -------
      Total past due greater than 90 days and still accruing              5,887          4,039            5,700            3,552
                                                                        --------       -------          -------          -------

NON-ACCRUAL LOANS:
  Residential real estate and home equity                                   415            375              711              401
  Commercial, consumer and other                                          2,543          2,053            1,132            1,528
  Premium finance receivables                                             4,575          5,694            4,725            5,417
  Indirect automobile loans                                                 196            246              254              163
  Tricom finance receivables                                                  8             14               20              104
                                                                        --------       -------          -------          -------
      Total non-accrual                                                   7,737          8,382            6,842            7,613
                                                                        --------       -------          -------          -------

TOTAL NON-PERFORMING LOANS:
  Residential real estate and home equity                                   476            388              743              417
  Commercial, consumer and other                                          5,372          4,106            4,179            2,583
  Premium finance receivables                                             7,248          7,268            6,923            7,558
  Indirect automobile loans                                                 520            645              677              503
  Tricom finance receivables                                                  8             14               20              104
                                                                        --------       -------          -------          -------
      Total non-performing loans                                         13,624         12,421           12,542           11,165
                                                                        --------       -------          -------          -------
OTHER REAL ESTATE OWNED                                                     921            984               76              756
                                                                        --------       -------          -------          -------
TOTAL NON-PERFORMING ASSETS                                             $14,545        $13,405          $12,618          $11,921
                                                                        --------       -------          -------          -------

TOTAL NON-PERFORMING LOANS BY CATEGORY AS A  PERCENT OF ITS OWN
   RESPECTIVE CATEGORY:
  Residential real estate and home equity                                  0.09%          0.07%            0.14%            0.09%
  Commercial, consumer and other                                           0.35           0.30             0.30             0.22
  Premium finance receivables                                              1.16           1.37             1.50             1.64
  Indirect automobile loans                                                0.31           0.38             0.38             0.27
  Tricom finance receivables                                               0.03           0.06             0.10             0.54
                                                                        --------       -------          -------          -------
      Total non-performing loans                                           0.47%          0.47%            0.49%            0.48%
                                                                        --------       -------          -------          -------

Total non-performing assets as a
   percentage of total assets                                              0.35%          0.34%            0.34%            0.37%
                                                                        --------       -------          -------          -------

Allowance for loan losses as a
   percentage of non-performing loans                                    156.42%        159.19%          146.63%          143.39%
                                                                        --------       -------          -------          -------

The provision for loan losses totaled $2.9 million for the second quarter of 2003, an increase of $369,000 from a year earlier. For the quarter ended June 30, 2003 net charge-offs totaled $1.3 million, up from the $1.2 million of net charge-offs recorded in the same period of 2002. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.18% in the second quarter of 2003 from 0.21% in the same period in 2002.

On a year-to-date basis the provision for loan losses totaled $5.5 million for the first six months of 2003, an increase of $662,000 over the same period last year. Net charge-offs for the first six months of 2003 were $2.6 million, essentially unchanged from the net charge-offs recorded in the same period last year. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.19% for the first six months of 2003 from 0.23% in the first six months of 2002.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management's assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.


Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust's residential real estate, commercial, consumer and other loans were $5.8 million compared to the $4.5 million reported at March 31, 2003 and $4.9 million reported at December 31, 2002. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively. On July 1, 2003 a single credit in the amount of $1.9 million classified as past due greater than 90 days and still accruing at June 30, 2003 (included in the $5.8 million of non-performing residential real estate, commercial, consumer and other loans) was brought into a performing status by the customer.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of June 30, 2003 and 2002, and the amount of net charge-offs for the six months then ended.

  (Dollars in thousands)                                                             JUNE 30, 2003           June 30, 2002
------------------------------------------------------------------------------    ---------------------  ----------------------
 Non-performing premium finance receivables                                             $7,248                  $7,558
    - as a percent of premium finance receivables                                         1.16%                   1.64%

 Net charge-offs of premium finance receivables                                         $1,365                  $1,715
    - annualized as a percent of premium finance  receivables                             0.49%                   0.82%
------------------------------------------------------------------------------    ---------------------  ----------------------

Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $520,000 at June 30, 2003, compared to $677,000 at December 31, 2002 and $503,000 at June 30, 2002. The ratio of these non-performing loans to total indirect automobile loans was 0.31% of total indirect automobile loans at June 30, 2003 compared to 0.38% at December 31, 2002 and 0.27% at June 30, 2002. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.52% in the first six months of 2003 compared to 0.44% in the same period in 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at June 30, 2003 were $167 million, down from $178 million at December 31, 2002 and $184 million at June 30, 2002.



FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of Lake Forest Capital Management with Wintrust, difficulties or unanticipated developments related to the pending acquisition of Advantage National Bancorp, Inc., the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.


   NOTE: THE FOLLOWING NOTICE IS INCLUDED TO MEET CERTAIN LEGAL REQUIREMENTS
   -------------------------------------------------------------------------

     Wintrust will be filing a registration statement with the Securities and Exchange Commission in connection with its previously announced proposed acquisition of Advantage National Bancorp, Inc. ("Advantage") in a stock merger transaction. Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. The registration statement will include a proxy statement/prospectus that will be sent to the shareholders of Advantage National Bancorp, Inc. seeking their approval of the proposed transaction.

     Shareholders of Advantage are advised to read the important information concerning the proposed transaction contained in the proxy statement/prospectus and other documents filed by Wintrust with the Securities and Exchange Commission when they become available. When filed, these documents can be obtained free of charge from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. or upon written request to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or upon written request to Advantage National Bancorp, Inc., Attn: President, 75 East Turner Avenue, Elk Grove Village, Illinois 60007 or by calling (847) 364-0100.